UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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VOTE YOUR PROXY
TODAY

DallasNews Shareholders Vote Your Proxy Today FOR the

Hearst Merger and Receive $15.00 in Cash Per Share

Shareholders have a compelling opportunity to realize a

substantial cash premium and immediate liquidity

If you have questions about voting your proxy,

please contact our proxy solicitor D.F. King & Co., Inc at:

+1 (866) 416-0577 (toll-free)

An Important Message to Our Shareholders

Dear DallasNews Shareholders,

On behalf of the Company’s Board of Directors (the “Board”), I am pleased to present an exciting opportunity for DallasNews Corporation (the “Company” or “DallasNews”) to be acquired at a significant premium through a merger agreement with Hearst (the “Hearst Merger”), one of the nation’s most distinguished media organizations.

If the Hearst Merger is approved, DallasNews shareholders will receive all-cash consideration of $15.00 per share, a premium of approximately 242% over the $4.39 closing price per share of Series A Common Stock on July 9, 2025, the last full trading day before the Company announced the transaction. The Board unanimously determined that this transaction is in the best interest of all shareholders. We are asking for you to vote “FOR” this value unlocking opportunity at our upcoming special meeting of shareholders.

DallasNews shareholders are encouraged to review the full details of the Hearst Merger contained in the Company’s definitive proxy materials filed with the Securities and Exchange Commission and mailed to all shareholders together with this letter.

The Hearst Merger cannot be completed unless shareholders approve the merger proposal. Your vote is critically important regardless of the number of shares that you own.

If you have questions about voting your proxy or require replacement proxy materials, please contact our proxy solicitor D.F. King, who has been retained to assist shareholders with voting their proxies. They can be contacted toll-free at +1 (866) 416-0577 or by email at DALN@dfking.com.

The Hearst Merger Proposal: An All-Cash Offer at a Substantial and Attractive Premium for Shareholders

The all-cash merger consideration provides certainty of value and liquidity to shareholders. In approving the Hearst Merger, DallasNews shareholders would be able to realize significant and immediate value for their shares, and would no longer be subject to market, economic, and other risks that arise from owning an equity interest in a public company.

Hearst’s offer of $15 per share, secured through active engagement by our Board, reflects an impressive 242% premium based on the closing price of our common stock of $4.39 per share on July 9, 2025.

Further, Hearst’s reputation in the news industry and financial capacity offer shareholders a strong assurance that it can complete the transaction.

The Board and the Company’s Largest Shareholder Support This Merger

In addition to the Board’s unanimous support for the Hearst Merger, the transaction has the full support of DallasNews’ largest shareholder, Mr. Robert W. Decherd.

Mr. Decherd has publicly confirmed that he will vote FOR the Hearst Merger. Mr. Decherd also stated his confidence in Hearst’s commitment to upholding the legacy of DallasNews, and its capacity to further the Company’s historic commitment to meeting community news and information needs with journalistic excellence.

If the Hearst Merger is Not Approved By Shareholders, DallasNews Will Remain a Standalone Public Company and its Shares May Return to their Pre-Announcement Trading Value of ~$4 per Share

DallasNews continues to have healthy liquidity and good stand-alone prospects.

If the Hearst Merger is not approved by shareholders, we will continue to operate DallasNews as an independent organization.

However, the Hearst Merger offers a substantial and compelling premium for the Company and one we would be hard pressed to replicate in the short to medium term as a public company.

The Company’s standalone business plan would continue to be subject to the usual execution, business, competitive, political, financial, industry, market and other risks.

An Important Message to Our Shareholders

Mr. Decherd has also clearly expressed his view to the Board and Company management over the years that any decision regarding the future of The Dallas Morning News must prioritize the preservation of journalistic integrity and independence.

As a result, and based on the challenges facing the media industry at large, it appears highly unlikely that any similar quality offer will occur that would meet or exceed the premium offered by Hearst and be acceptable to Mr. Decherd.

The Alden Proposal Is an Illusory, Non-Binding Expression of Interest That Will Not be Consummated

On July 22, 2025, the Company received an unsolicited, non-binding proposal (the “Alden Proposal”) from MNG Enterprises, Inc., an affiliate of Alden Global Capital (“Alden”), which was subsequently amended on August 11, 2025.

Alden has a controversial track record in the newspaper industry, with a well-documented history of cost-cutting, staff reductions, and reduced coverage of local communities. Mr. Decherd has publicly stated that he will not agree to any transaction that would compromise the future of DallasNews.

Alden may contact shareholders in an attempt to defeat the Hearst Merger, depriving shareholders of an opportunity to receive a substantial cash premium for their shares. Shareholders are urged to disregard Alden’s outreach and discard any materials received from Alden.

To be clear, Mr. Decherd has stated that there is no scenario involving Alden or its affiliates as a buyer for DallasNews which he would support. Mr. Decherd’s message was clear: as long as he is the controlling shareholder, Alden will never own DallasNews.

Vote FOR the Hearst Merger on the Enclosed Proxy Card Today and Secure an Attractive Cash Premium for Your Shares

Your vote is vital to ensuring that DallasNews shareholders can realize a significant cash premium for their shares.

Your vote is very important regardless of how many shares you own. Mr. Decherd has the ability to veto an alternative transaction with Alden, but he does not have the ability to approve the Hearst Merger on his own. Two-thirds of the shares of Series A Common Stock, voting as a single class, must vote in favor of the Hearst Merger, in addition to two-thirds of the shares of Series B Common Stock, voting as a single class, and two-thirds of the combined shares of Series A and Series B Common Stock, voting together as a single class. If the Hearst Merger is not approved by DallasNews shareholders, the price of the Company’s shares may return to the trading price prior to the announcement of the transaction.

Please vote your proxy today “FOR” the Hearst Merger and the proposals described in the proxy statement, prior to the special meeting of shareholders on September 23, 2025, at 10:00 a.m. CT.

On behalf of the Board, we ask for your support for this unique opportunity to realize significant cash value for your shares, and to secure the future of DallasNews.

Sincerely,

John A. Beckert

Chairman of the Board

If you have questions about voting your proxy or require replacement proxy materials, please contact our proxy solicitor D.F. King & Co., Inc. toll-free +1 (866) 416-0577 or by email at DALN@dfking.com.

YOUR VOTE IS VERY IMPORTANT
REGARDLESS OF HOW MANY SHARES YOU OWN

If you have questions about voting your proxy or require replacement proxy materials,

please contact our proxy solicitor D.F. King & Co., Inc at:

+1 (866) 416-0577 (toll-free)

DALN@dfking.com